Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Redeems Outstanding Series 8 and Series 10 Preferred Stock; No Cash Used in Redemption

March 22, 2011 Seattle—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) has elected to redeem (the “Redemption”) all of the shares of its outstanding Series 8 Non-Convertible Preferred Stock, no par value per share (the “Series 8 Preferred Stock”), and all of the shares of its Series 10 Non-Convertible Preferred Stock, no par value per share (the “Series 10 Preferred Stock,” and together with the Series 8 Preferred Stock, the “Preferred Stock”), effective March 21, 2011 (the “Redemption Date”).

In January and March 2011, CTI issued the Series 8 Preferred Stock and Series 10 Preferred Stock, respectively, to a single holder (the “Holder”). In connection with these issuances of the Preferred Stock, CTI issued to the Holder warrants and an additional investment right. When exercising the warrants and additional investment right, the Holder issued fully secured recourse notes to CTI (the “Notes”). CTI will not use any cash in connection with the Redemption. Instead, all shares of Preferred Stock, including any shares of Preferred Stock representing accrued and unpaid dividends, will be redeemed by offset against all of the outstanding Notes (plus accrued interest thereon) held by CTI, and all of the outstanding Notes will be cancelled.

The notice of redemption will be mailed to the Holder on or about the Redemption Date. After the Redemption Date, dividends on the Preferred Stock will cease to accrue, the Preferred Stock will no longer be deemed outstanding and all rights of the Holder in respect of the Preferred Stock will terminate.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

501 Elliott Ave. W. #400 Seattle, WA 98119 SF1:816732.3	T 206.282.7100 F 206.284.6206

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Lindsey Jesch Logan

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501 Elliott Ave. W. #400 Seattle, WA 98119 SF1:816732.3	T 206.282.7100 F 206.284.6206